Exhibit 5.1

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

November 16, 2006

Alexion Pharmaceuticals, Inc.

352 Knotter Dr.

Cheshire, CT 06410

Re:	Registration Statement on Form S-3 (Registration No. 333-128085), initially filed with the Securities and Exchange Commission (the “Commission”) and declared effective on September 12, 2005.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated September 12, 2005 (the “Base Prospectus”) and the prospectus supplement dated November 15, 2006 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) filed with the Commission by Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) on November 16, 2006 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended. The Prospectus relates to the offering by the Company of up to 3,000,000 shares of the Company’s common stock (3,450,000 if the underwriters’ over-allotment option is exercised in full), $0.0001 par value per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein in the Base Prospectus under the caption “Legal Matters” and in the Prospectus Supplement under the caption “Validity of Common Stock.”

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP